This filing is made pursuant to Rule 424(b)(5)
under the Securities Act of 1933, as amended, in connection
 with Registration No. 333-169540
Prospectus Supplement
 (To Prospectus Dated November 4, 2010)

12,981,025 Warrants to Purchase Shares
 of Common Stock
We are distributing at no cost to you, as a holder of our common stock, par value $0.01 per share, transferable warrants to purchase shares of our common stock.  If you own shares of our common stock on July 29, 2013, the record date, you will be entitled to receive five (5) warrants for each share of common stock you own.  When exercisable, twenty-five (25) warrants will entitle their holder to purchase one (1) share of our common stock at an exercise price of $7.50 per share.  The warrants are "European style warrants" and will only become exercisable on the earlier of (i) the expiration date, August 6, 2018, and (ii) such date that the 30-day volume weighted average price per share, or VWAP, of our common stock is greater than or equal to $15.00.  Once the warrants become exercisable, they may be exercised in accordance with the terms of the warrant agreement until their expiration at 5:00 p.m., Eastern Time, on the expiration date.
Our board of directors is not making a recommendation regarding your exercise of the warrants.  You should carefully consider whether to exercise them.
We have applied for listing the warrants on the NYSE MKT and expect trading to commence on or around August 7, 2013 under the symbol "LGL WS."  Our common stock is traded on the NYSE MKT under the symbol "LGL."  The last reported sales price of our common stock on the NYSE MKT on July 29, 2013, the last practicable date before the filing of this prospectus, was $6.42.  We urge you to obtain a current market price for the shares of our common stock before making any investment decision with respect to the warrants.
Based on the closing sale price of our common stock on the NYSE MKT on July 3, 2013, one-third of the aggregate market value of our outstanding common stock held by non-affiliates, calculated in accordance with General Instruction I.B.6. of Form S-3, was approximately $4,823,533.  We have not offered securities pursuant to General Instruction I.B.6. of Form S-3 during the prior 12 calendar month period that ends on, and includes, the date of this prospectus supplement.
Investing in our securities involves risks.  See "Risk Factors" beginning on page S-4 of this prospectus and on page 4 of the accompanying prospectus.
Neither the Securities and Exchange Commission, any state securities commission, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement and the prospectus to which it relates are truthful and complete.  Any representation to the contrary is a criminal offense.
_______________________________
The date of this prospectus supplement is July 30, 2013

Table of Contents

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This document is part of a registration statement on Form S-3 (File No. 333-169540) that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process and consists of two parts.  The first part is this prospectus supplement, which describes the terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference.  The second part is the accompanying prospectus, dated November 4, 2010, which gives more general information, some of which may not apply to this offering.  To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.  Generally, when we refer to the prospectus, we are referring to both parts of this document combined.
It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision.  You should also read and consider the information contained in the documents identified under the headings "Incorporation by Reference" and "Where You Can Find More Information."
You should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference.  We have not authorized anyone to provide you with different information.  You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities.
This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation.
Unless the context otherwise requires, references to "we," "our", "us," or the "Company" in this prospectus supplement and the accompanying prospectus refer to The LGL Group, Inc.

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.  This summary may not contain all the information that you should consider before determining whether to exercise warrants to purchase our common stock.  You should read the entire prospectus supplement and the accompanying prospectus carefully, including "Risk Factors" contained in this prospectus supplement and the prospectus and the financial statements incorporated by reference in the accompanying prospectus, before making an investment decision.  This prospectus supplement may add to, update or change information in the accompanying prospectus.
The Company
Overview
The LGL Group, Inc., incorporated in 1928 under the laws of the State of Indiana and reincorporated under the laws of the State of Delaware in 2007, is a globally-positioned producer of industrial and commercial products and services that is currently focused on the design and manufacture of highly-engineered electronic components and subsystems.  The Company and its subsidiaries maintain their executive offices at 2525 Shader Road, Orlando, Florida, 32804.  The Company's telephone number is (407) 298-2000.  The Company's common stock is traded on the NYSE MKT under the ticker symbol "LGL."
The Company operates through a number of operating subsidiaries, collectively referred to herein as "MtronPTI."  MtronPTI designs, manufactures and sells standard and custom-engineered electronic components that are used primarily to control the frequency or timing of signals in electronic circuits.  Its devices, which are commonly called frequency control devices, are used extensively in infrastructure equipment for the telecommunications and network equipment industries, as well as in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.
MtronPTI's frequency control devices consist of packaged quartz crystals, crystal oscillators and electronic filters.  Its products produce an electrical signal that has the following attributes:
•	Accuracy: the measure of error between the specified frequency and the produced frequency;
•	Stability: the frequency of the signal does not vary significantly when the product is subjected to a range of operating environments; and
•	Low electronic noise: the signal does not add interfering signals that can degrade the performance of electronic systems.
MtronPTI has more than 45 years of experience designing, manufacturing and marketing crystal-based frequency control products.  Its customers rely on the skills of MtronPTI's engineering and design team to help solve frequency control problems during all phases of their products' life cycles, including product design, prototyping, manufacturing, and subsequent product improvements.
Recent Developments
Strategic Review Process.  On July 17, 2013, the Company issued a press release providing an update on the strategic review process being conducted by a special committee (the "Special Committee") of the Company's Board of Directors (the "Board").  Previously, the Company announced that it was approached by an investment group interested in acquiring certain parts of MtronPTI, and that the Special Committee has initiated a strategic review process with the goal of executing on opportunities that create additional value for stockholders.  The press release announced that, among other things, the Special Committee is considering options to streamline operational support for certain segments of the Company's business, as well as exploring the possibility of discontinuing or segmenting from the Company some or all of MtronPTI's operations.

The Company's President and Chief Executive Officer, Greg Anderson, stated in the press release that "Fundamental business conditions have not materially improved as we have moved into the summer.  Management is closely engaged with the Special Committee to evaluate strategic alternatives that support stockholder value creation.  We expect to provide a further report to stockholders at our Q2 2013 earnings call in August."  In the press release, the Company also stated its intention to file a new shelf registration statement with the SEC to replace its existing registration statement, which is set to expire in November of this year.
Renewal of Revolving Credit Facility.  On June 30, 2013, MtronPTI entered into a Second Renewal Revolving Promissory Note, dated as of June 30, 2013 (the "Second Renewal Revolving Promissory Note"), for the benefit of JPMorgan Chase Bank, N.A. (the "Bank").  The Second Renewal Revolving Promissory Note provides for the extension of the maturity date of MtronPTI's $1,500,000 revolving line of credit with the Bank (to be used solely for working capital needs) under the Master Loan Agreement with the Bank dated June 30, 2011, as amended (the "Loan Agreement"), to June 30, 2014, and provides for up to three 12-month renewal terms upon written request by MtronPTI and approval by the Bank.  All outstanding obligations of MtronPTI under the Loan Agreement are collateralized by a first priority security interest in all of the assets of MtronPTI, excluding real property.
Company Information
Our principal executive offices are located at 2525 Shader Road, Orlando, Florida 32804, and our telephone number at that location is (407) 298-2000.  Our Internet address is www.lglgroup.com.  We make available free of charge on or through our Internet website our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.  The information contained on our website is not part of this prospectus.

The Offering
Securities Distributed
We are distributing to the holders of our common stock on the record date, at no charge, five (5) warrants for each share of common stock owned. When exercisable, twenty-five (25) warrants will entitle their holder to purchase one (1) share of our common stock at the exercise price.

Record Date	July 29, 2013.
Exercise Price	$7.50.
Exercise Period
The warrants are "European style warrants" and will only become exercisable on the earlier of (i) the expiration date and (ii) such date that the 30-day volume weighted average price per share, or VWAP, of our common stock is greater than or equal to $15.00. Once the warrants become exercisable, they may be exercised in accordance with the terms of the warrant agreement until their expiration at 5:00 p.m., Eastern Time, on the expiration date.

Expiration Date	August 6, 2018.
Transferability of Warrants; Listing
The warrants may be sold, transferred or assigned, in whole or in part. We have applied for listing the Warrants on the NYSE MKT and expect trading to commence on or around August 7, 2013 under the symbol "LGL WS." Our common stock is listed on the NYSE MKT under the symbol "LGL."

Shares Outstanding After Exercise of Warrants	2,596,205 shares of our common stock were outstanding as of July 29, 2013. If all of the warrants are exercised in full, there would be 3,115,446 shares of common stock outstanding.
Use of Proceeds
The purpose of this distribution of warrants is to return a portion of the Company's future value to our stockholders in a cost-effective manner that gives all of our stockholders the opportunity to participate in the Company's growth.
Assuming that all warrants are exercised, the net proceeds from the exercise of the warrants will be approximately $3.7 million, after deducting our estimated expenses related to this offering. We intend to use the net proceeds of warrant exercises for general corporate purposes.

Warrant Agent	Computershare Inc. and Computershare Trust Company, N.A.

RISK FACTORS
Investing in our securities involves risks.  Before making an investment decision, you should carefully consider the specific risks set forth under the caption "Risk Factors" below, in the accompanying prospectus, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.  You should also refer to the other information in this prospectus supplement and the accompanying prospectus, including our financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.  See "Incorporation by Reference" and "Where You Can Find More Information."
The warrants may not have any value.
The warrants are "European style warrants" and will only become exercisable on the earlier of (i) the expiration date, August 6, 2018, and (ii) such date that the 30-day volume weighted average price per share, or VWAP, of our common stock is greater than or equal to $15.00.  Once the warrants become exercisable, they may be exercised in accordance with the terms of the warrant agreement until their expiration at 5:00 p.m., Eastern Time, on the expiration date.
The warrants have an exercise price of $7.50 per share.  This exercise price does not necessarily bear any relationship to established criteria for valuation of our common stock, such as book value per share, cash flows, or earnings, and you should not consider this exercise price as an indication of the current or future market price of our common stock.  There can be no assurance that the market price of our common stock will exceed $7.50 per share at any time on the expiration date of the warrants, August 6, 2018, or at any other time the warrants may be exercised.  If the warrants only become exercisable on the expiration date and the market price of our common stock on such date does not exceed $7.50 per share, your warrants will be of no value.
There can be no assurance that the 30-day VWAP of our common stock will be greater than or equal to $15.00 at any time prior to the expiration date of the warrants, August 6, 2018.  As a result, the warrants may become exercisable only on the expiration date.  If the warrants may be exercised only on the expiration date and you do not exercise your warrants on that date, your warrants will expire and be of no value.
No warrants will be exercisable unless at the time of exercise a prospectus relating to our common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.  Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants.  However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise.  If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.
An active trading market for our warrants may not develop.
Prior to this offering, there has been no public market for our warrants.  We have applied for listing the warrants on the NYSE MKT and expect trading to commence on or around August 7, 2013 under the symbol "LGL WS."  Even if the warrants are approved for listing on the NYSE MKT, an active trading market for our warrants may not develop or be sustained.  If an active market for our warrants does not develop, it may be difficult for you to sell the warrants without depressing the market price for such securities.

Holders of our warrants will have no rights as a common stockholder until such holders exercise their warrants and acquire shares of our common stock.
Until warrant holders acquire shares of our common stock upon exercise of the warrants, warrant holders will have no rights with respect to the shares of our common stock underlying such warrants.  Upon the acquisition of shares of our common stock upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for the matter occurs after the exercise date of the warrants.
Adjustments to the exercise price of the warrants, or the number of shares of common stock for which the warrants are exercisable, following certain corporate events may not fully compensate warrant holders for the value they would have received if they held the common stock underlying the warrants at the time of such events.
The warrants provide for adjustments to the exercise price of the warrants following a number of corporate events, including (i) our issuance of a stock dividend or the subdivision or combination of our common stock, (ii) our issuance of rights, options or warrants to purchase our common stock at a price below the 10-day VWAP of our common stock, (iii) a distribution of capital stock of the Company or any subsidiary other than our common stock, rights to acquire such capital stock, evidences of indebtedness or assets, (iv) our issuance of a cash dividend on our common stock, and (v) certain tender offers for our common stock by the Company or one or more of our wholly-owned subsidiaries.  The warrants also provide for adjustments to the number of shares of common stock for which the warrants are exercisable following our issuance of a stock dividend or the subdivision or combination of our common stock.  Any adjustment made to the exercise price of the warrants or the number of shares of common stock for which the warrants are exercisable following a corporate event in accordance with these provisions may not fully compensate warrant holders for the value they would have received if they held the common stock underlying the warrants at the time of the event.
A strategic review of our operations and analysis of our strategic options is being conducted by a Special Committee of our Board of Directors, which may result in organizational changes, discontinuing or segmenting of operations, dispositions or other courses of action that could negatively affect the trading value of our common stock and warrants.
On July 17, 2013, we issued a press release providing an update on the strategic review process being conducted by a Special Committee of our Board of Directors.  Previously, we announced that we were approached by an investment group interested in acquiring certain parts of MtronPTI, and that the Special Committee has initiated a strategic review process with the goal of executing on opportunities that create additional value for stockholders.  The press release announced that, among other things, the Special Committee is considering options to streamline operational support for certain segments of our business, as well as exploring the possibility of discontinuing or segmenting from the Company some or all of MtronPTI's operations.
The Company's President and Chief Executive Officer, Greg Anderson, stated in the press release that "Fundamental business conditions have not materially improved as we have moved into the summer.  Management is closely engaged with the Special Committee to evaluate strategic alternatives that support stockholder value creation.  We expect to provide a further report to stockholders at our Q2 2013 earnings call in August."  In the press release, we also stated our intention to file a new shelf registration statement with the SEC to replace our existing registration statement, which is set to expire in November of this year.
We cannot assure you that any organizational changes, discontinuing or segmenting of operations, dispositions or other courses of action that we implement following the completion of the Special Committee's strategic review process will have the intended effect of creating additional value for stockholders.  Any such courses of action may impact us in ways that cannot be predicted at this time, and could negatively affect the trading value of our common stock and warrants.

FORWARD-LOOKING STATEMENTS
Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different than the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.
Examples of forward-looking statements include, but are not limited to, statements regarding efforts to grow revenue, expectations regarding fulfillment of backlog, future benefits to operating margins and the adequacy of cash resources.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" in this prospectus supplement, in the accompanying prospectus, and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact be accurate.  Further, we do not undertake any obligation to publicly update any forward-looking statements.  As a result, you should not place undue reliance on these forward-looking statements.
USE OF PROCEEDS
Assuming that all warrants are exercised, the net proceeds from the exercise of the warrants will be approximately $3.7 million, after deducting our estimated expenses related to this offering. including legal, accounting, listing, and exercise fees.
We intend to use the net proceeds from this offering for general corporate purposes, which may include working capital, general and administrative expenses, capital expenditures and implementation of our strategic priorities. Pending the application of the net proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.
MARKET COMMON EQUITY AND RELATED MATTERS
Market for Common Equity
Our common stock is traded on the NYSE MKT under the symbol "LGL."  The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by the NYSE MKT:
	High	Low
2013
First Quarter	$5.98	$5.11
Second Quarter	6.94	4.91
Third Quarter (through July 29, 2013)	6.74	5.75

2012
First Quarter	$9.14	$6.87
Second Quarter	7.60	6.40
Third Quarter	6.89	5.25
Fourth Quarter	6.45	4.76

2011
First Quarter	$25.85	$12.93
Second Quarter	14.06	9.36
Third Quarter	10.80	6.14
Fourth Quarter	8.87	6.59

The last reported sales price of our common stock on the NYSE MKT on July 29, 2013, the last practicable date before the filing of this prospectus, was $6.42.
2,596,205 shares of our common stock were outstanding as of July 29, 2013.  If all of the warrants are exercised in full, there would be 3,115,446 shares of common stock outstanding.
Stock Repurchase Program
On August 29, 2011, our Board authorized the Company to repurchase up to 100,000 shares of its common stock in accordance with applicable securities laws.  This authorization increased the total number of shares authorized and available for repurchase under the Company's existing share repurchase program to 540,000 shares, at such times, amounts and prices as the Company shall deem appropriate.  Subject to certain safe harbor rules, the timing, amounts, and manner in which the Company can repurchase shares is tied to prevailing trading volumes and other limitations, which includes a general limitation to 25% of the average daily trading volume based on the most recent prior four weeks.  As of March 31, 2013, the Company had repurchased a total of 50,454 shares of common stock under this program at a cost of $405,000, which shares are currently held in treasury.
Dividend Policy
Our Board has adhered to a practice of not paying cash dividends.  This policy takes into account our long-term growth objectives, including our anticipated investments for organic growth, potential technology acquisitions or other strategic ventures, and stockholders' desire for capital appreciation of their holdings.  In addition, the covenants under MtronPTI's credit facility effectively place certain limitations on its ability to make certain payments to its parent, including but not limited to payments of dividends and other distributions, which effectively could limit the Company's ability to pay cash dividends to stockholders.  No cash dividends have been paid to the Company's stockholders since January 30, 1989, and none are expected to be paid for the foreseeable future.
DESCRIPTION OF THE WARRANTS
The material terms and provisions of the warrants are summarized below.  The warrants will be issued in registered form under a warrant agreement, dated as of July 30, 2013, by and among the Company and Computershare Inc. and Computershare Trust Company, N.A., as warrant agent, which has been filed as Exhibit 4.1 to our Registration Statement on Form 8-A with respect to the warrants filed with the SEC on July 30, 2013.  The following description is subject to, and qualified in its entirety by, the warrant agreement.  You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants.
Exercisability
Twenty-five (25) warrants entitle their registered holder to purchase one (1) share of our common stock at the exercise price then in effect.  The warrants are "European style warrants" and will only become exercisable on the earlier of (i) the expiration date, August 6, 2018, and (ii) such date that the 30-day volume weighted average price per share, or VWAP, of our common stock is greater than or equal to $15.00 (as adjusted for stock splits, stock dividends, combinations, reclassifications and similar events).  Once the warrants become exercisable, they may be exercised in accordance with the terms of the warrant agreement until their expiration at 5:00 p.m., Eastern Time, on the expiration date.
We will monitor the VWAP of our common stock.  Within four business days after the first trading day after the issuance of the warrants on which our common stock has an average VWAP for the 10 consecutive trading days immediately prior to such date that is greater than or equal to $15.00, we will instruct the warrant agent to give all warrant holders notice that the warrants may become exercisable on a date prior to the expiration date and to provide instructions on how to exercise warrants if and when they become exercisable.  We will issue a press release and file a Current Report on Form 8-K to notify the public if the warrants become exercisable because the average

VWAP for our common stock for 30 consecutive trading days is greater than or equal to $15.00 promptly, but no later than three business days after the warrants become exercisable.
If the warrants become exercisable because the average VWAP for our common stock for 30 consecutive trading days is greater than or equal to $15.00, and not less than six weeks prior to the expiration date, the warrant agent will notify DTC and mail to each warrant holder exercise forms detailing the terms and procedure for exercise of the warrants.  As warrants are exercised, the warrant agent will deliver the shares of our common stock issued upon exercise of the warrants to stockholders and forward the proceeds from the warrant exercises to us.
No warrants will be exercisable unless at the time of exercise a prospectus relating to our common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants.  Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants.  However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise.  If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.
Exercise Price and Adjustments
The warrants have an initial exercise price of $7.50 per share.  The warrants provide for adjustments to the exercise price following a number of corporate events, including (i) our issuance of a stock dividend or the subdivision or combination of our common stock, (ii) our issuance of rights, options or warrants to purchase our common stock at a price below the 10-day VWAP of our common stock, (iii) a distribution of capital stock of the Company or any subsidiary other than our common stock, rights to acquire such capital stock, evidences of indebtedness or assets, (iv) our issuance of a cash dividend on our common stock, and (v) certain tender offers for our common stock by the Company or one or more of our wholly-owned subsidiaries.  The warrants also provide for adjustments to the number of shares of common stock for which the warrants are exercisable following our issuance of a stock dividend or the subdivision or combination of our common stock.
Reclassification, Change, Consolidation, Merger, Sale or Conveyance
If, at any time warrants are outstanding there is: (i) any reclassification or change of the outstanding shares of our common stock (other than a change reflected in an adjustment of the warrant exercise price), (ii) any consolidation, merger or combination of the Company with or into another entity as a result of which holders of our common stock are entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such common stock, or (iii) any sale or conveyance of the property or assets of the Company as, or substantially as, an entirety to any other entity as a result of which holders of our common stock will be entitled to receive stock, securities or other property or assets (including cash) with respect to or in exchange for such common stock, then the Company, or such successor corporation or transferee will provide warrant holders with the right, upon exercise of such warrants to receive (in lieu of the number of shares of our common stock previously deliverable) the kind and amount of securities, cash and other property that would have been received by a holder of the number of shares of our common stock issuable upon exercise of such warrant immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.
Manner of Exercise
The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to the warrant agent a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise.  The warrants are exercisable for cash only.

Transferability of Warrants; Listing
The warrants will be issued in registered form under a warrant agency agreement between the Company and Computershare Inc. and Computershare Trust Company, N.A., as warrant agent.  The warrants may be sold, transferred or assigned, in whole or in part.  We have applied for listing the warrants on the NYSE MKT and expect trading to commence on or around August 7, 2013 under the symbol "LGL WS."  The Company's common stock is listed on the NYSE MKT under the symbol "LGL."
Fractional Shares
Warrants may be exercised only for whole numbers of shares of our common stock.  Whenever any fraction of a share of common stock would otherwise be required to be issued or distributed, the actual issuance or distribution made shall reflect a rounding of such fraction up or down, as applicable, to the nearest whole share.
Rights as a Stockholder
Until warrant holders acquire shares of our common stock upon exercise of the warrants, warrant holders will have no rights with respect to the shares of our common stock underlying such warrants.  Upon the acquisition of shares of our common stock upon exercise of the warrants, the holders thereof will be entitled to exercise the rights of a common stockholder only as to matters for which the record date for the matter occurs after the exercise date of the warrants.
LEGAL MATTERS
Certain legal matters with respect to the warrants have been passed upon for us by Olshan Frome Wolosky LLP, New York, New York.
EXPERTS
The consolidated financial statements of the Company as of and for the years ended December 31, 2012 and 2011, have been incorporated by reference in this prospectus supplement in reliance upon the report of McGladrey LLP, an independent registered public accounting firm, given upon its authority as experts in accounting and auditing.
INCORPORATION BY REFERENCE
The SEC allows us to "incorporate by reference" into this prospectus supplement information contained in documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information.  The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and later information that we file with the SEC will update and supersede this information.
The following documents, which have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference:
•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on April 1, 2013;
•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013, filed with the SEC on May 15, 2013; and

•	our Current Reports on Form 8-K, filed with the SEC on January 7, 2013, March 14, 2013, April 30, 2013, June 14, 2013, June 28, 2013, July 2, 2013, July 17, 2013, and July 29, 2013.
In addition, we incorporate by reference all documents we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information "furnished" to the SEC), until the offering of the securities by this prospectus supplement is completed, including all filings made after the date of this prospectus supplement.  These documents may include annual, quarterly and current reports, as well as proxy statements.  Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.  These documents are available to you without charge.  See "Where You Can Find More Information."
For purposes of this prospectus supplement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.  Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.
Upon request, we will provide a copy of all of the information that has been incorporated by reference in this prospectus supplement or the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus.  You may obtain copies of these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:
The LGL Group, Inc.
2525 Shader Road
Orlando, Florida  32804
(407) 298-2000
Attention: Corporate Secretary

PROSPECTUS
THE LGL GROUP, INC.
COMMON STOCK
WARRANTS
UNITS
We may from time to time sell any combination of common stock, warrants, or any combination thereof, separately or as units, described in this prospectus in one or more offerings.  The aggregate initial offering price of all securities sold under this prospectus will not exceed $19,000,000.
This prospectus provides a general description of the securities we may offer.  Each time we sell securities we will provide specific terms of the securities offered in a supplement to this prospectus.  The prospectus supplement may also add, update or change information contained in this prospectus.  You should read this prospectus and the applicable prospectus supplement carefully before you invest in any securities.  This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement.
Our common stock is traded on NYSE Amex under the symbol "LGL."  The last reported sales price of our common stock on NYSE Amex on October 21, 2010 was $32.99.
We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time.  Refer to the section entitled "Plan of Distribution" in this prospectus.  If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.  The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.
AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK.  CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS AND IN THE APPLICABLE PROSPECTUS SUPPLEMENT.
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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is November 4, 2010.

As permitted under the rules of the Securities and Exchange Commission, or the SEC, this prospectus incorporates important business information about The LGL Group, Inc. that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus.  You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources.  See "Incorporation by Reference" and "Where You Can Find Additional Information" in this prospectus.

PROSPECTUS SUMMARY
The following summary highlights selected information contained in this prospectus.  This summary does not contain all the information you should consider before investing in the securities.  Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, and the applicable prospectus supplement.  As used throughout this prospectus and the prospectus supplement, the terms "LGL," the "Company," "we," "us," and "our" refer to The LGL Group, Inc. and its subsidiaries.  The Company operates through its principal subsidiary, M-tron Industries, Inc., which includes the operations of M-tron Industries, Ltd. ("Mtron"), and Mtron's subsidiaries, Piezo Technology, Inc. and Piezo Technology India Private Ltd (jointly, "PTI").  The combined operations of Mtron and PTI are referred to herein as "MtronPTI."
About This Prospectus
This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process.  Under this shelf process, we may offer up to $19,000,000 offering price of any combination of securities described in this prospectus in one or more offerings.  This prospectus provides you with a general description of the securities that we may offer.  Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, process and terms of the offered securities.  The prospectus supplement may also add, update or change the information contained in this prospectus.  You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under the heading "Where You Can Find More Information."
You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you.  We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you.  You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement.  This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.  You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities sold on a later date.
Our Company
The LGL Group, Inc., formerly Lynch Corporation, incorporated in 1928 under the laws of the State of Indiana and reincorporated under the laws of the State of Delaware in 2007, is a holding company with subsidiaries engaged in manufacturing custom-designed highly engineered electronic components.  The LGL Group, Inc. and its subsidiaries (collectively, the "Company") maintains its executive offices at 2525 Shader Road, Orlando, Florida 32804.  The Company's telephone number is (407) 298-2000.  The Company's common stock is traded on NYSE Amex under the ticker symbol "LGL."
MtronPTI manufactures and markets custom designed highly-engineered electronic components that are used primarily to control the frequency or timing of signals in electronic circuits.  Its devices, which are commonly called frequency control devices, are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  Its devices are also used in electronic systems for military applications, avionics, earth orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems.

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MtronPTI's frequency control devices consist of packaged quartz crystals, crystal oscillators and electronic filters.  Its products produce an electrical signal that has the following attributes:
•	accuracy -- the frequency of the signal does not change significantly over a period of time;
•	stability -- the frequency of the signal does not vary significantly when the product is subjected to a range of operating environments; and
•	low electronic noise -- the signal does not add interfering signals that can degrade the performance of electronic systems.
MtronPTI has more than 40 years of experience designing, manufacturing and marketing crystal based frequency control products.  Its customers rely on the skills of MtronPTI's engineering and design team to help solve frequency control problems during all phases of their products' life cycles, including product design, prototyping, manufacturing, and subsequent product improvements.
RISK FACTORS
You should carefully consider the risks described below before making a decision to invest in our securities.  You should also consider the risks described in the applicable prospectus supplement, which include the risks applicable to an investment in the securities offered thereby.  If any of these risks actually occurs, our business financial condition, results of operations, or prospects could be materially adversely affected.  This could cause the trading price of our securities to decline and a loss of all or part of your investment.  The risks described below are not the only ones facing us.  Additional risks not currently known to us or that we currently believe to be immaterial may also impair the Company's business operations and our liquidity.
Risks Related to Our Business and Industry
We had net losses in 2009 and 2008 and are uncertain as to our ability to sustain profitability.
We had a net loss of $2,522,000 for the year ended December 31, 2009 and a net loss of $1,282,000 for the year ended December 31, 2008.  Although we had a net profit in the first and second quarters of the current year, we are uncertain whether we will generate sufficient revenues and sufficiently reduce expenses to sustain profitability for the remainder of the current year and thereafter.
The current worldwide economic slowdown has negatively affected our sales and the business of our suppliers, which may materially adversely affect our profitability and revenue growth.
Our revenue and profitability depend significantly on general economic conditions and the demand for the electronic components in which our products are used.  Economic weakness and constrained spending in the electronics industry may result in severe business downturns or interruptions for our customers.  As a result, we may experience decreased revenue and extraordinary price pressure from our customers, negatively affecting our margins and profitability.
Our revenue and profitability also depend on the business of our suppliers.  Economic weakness affecting our suppliers may make them unable or unwilling to continue supplying components and materials at reasonable prices or at all, requiring us to use additional resources to find alternative sources of components and materials.  As a result, we may experience increased expenses, negatively affecting our margins and profitability.

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We will need to renew or replace our existing credit facilities and may need to raise additional capital in order to fund our operations, which may be especially difficult in the current economic environment.
Our credit facilities included a term loan with an October 1, 2010 maturity date.  At maturity, we repaid the entire outstanding principal balance of such loan, together with accrued interest, totaling approximately $2,281,000.  In the future, we will need to renew or replace another of the Company's credit facilities as it expires or if it otherwise becomes unavailable, and we may require additional financing in order to fund our operations.  We may be unable to renew our existing credit facility, find replacement facilities, or obtain additional financing on acceptable terms, or at all, which may result in delays in payments to vendors and in our ordinary activities to repair, replace or improve upon existing infrastructure, and may cause our customers to lose confidence in our ability to supply high-quality products in a timely manner.
The capital and credit markets remain tight as a result of adverse economic conditions.  If such conditions persist and funds are not readily available, it is likely that our ability to access capital and credit markets will remain limited.  In addition, if current global economic conditions persist for an extended period of time or worsen substantially, our business may suffer in a manner that could cause us to fail to satisfy the financial and other restrictive covenants to which we are subject under our existing credit facilities.
Under certain of our existing credit facilities, we are required to obtain the lenders' consent for most additional debt financing, potentially making it more difficult for us to obtain such financing.
Our indebtedness may adversely affect our financial health.
Should we incur additional indebtedness in the future, borrowings under our existing revolving credit facility and such additional indebtedness could, among other things: increase our vulnerability to general economic and industry conditions, including recessions; require us to use cash flow from operations to service our indebtedness, thereby reducing our ability to fund working capital, capital expenditures, research and development efforts and other expenses; limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; place us at a competitive disadvantage compared to competitors that have less indebtedness; or limit our ability to borrow additional funds that may be needed to operate and expand our business.
Our credit facility contains provisions that could materially restrict our business.
Our credit facility contains a number of significant covenants that, among other things, limit our ability to: dispose of assets; incur certain additional debt; or repay other debt; create liens on assets; make investments, loans or advances; make acquisitions or engage in mergers or consolidations; make capital expenditures; and engage in certain transactions with our subsidiaries and affiliates.  Under our credit facility, we are required to meet certain financial ratios.
The restrictions contained in our credit facility could limit our ability to plan for or react to market conditions or meet capital needs or could otherwise restrict our activities or business plans.  These restrictions could adversely affect our ability to finance our operations, strategic acquisitions, investments or other capital needs or to engage in other business activities that could be in our interests.
Our ability to comply with these covenants may be affected by events beyond our control.  If we breach any of these covenants or restrictions, it could result in an event of default under our credit facility, or documents governing any other existing or future indebtedness.  A default, if not cured or waived, may permit acceleration of our indebtedness.  In addition, our lenders could terminate their commitments to make further extensions of credit under our credit facilities.  If our indebtedness is accelerated, we cannot be certain that we will have sufficient funds to pay the accelerated indebtedness or that we will have the ability to refinance accelerated indebtedness on terms favorable to us or at all.

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We are a holding company, and therefore are dependent upon the operations of our subsidiaries to meet our obligations.
We are a holding company that transacts business through our operating subsidiaries.  Our primary assets are the shares of our operating subsidiaries.  Our ability to meet our operating requirements and to make other payments depends on the surplus and earnings of our subsidiaries and their ability to pay dividends or to advance or repay funds.  Payments of dividends and advances and repayments of inter-company debt by our subsidiaries are restricted by our credit agreements.
We may make acquisitions that are not successful, fail to properly integrate acquired businesses into our operations, or dispose of portions of our operations.
To the extent that we are able to secure the necessary financing, we intend to explore opportunities to buy other businesses or technologies that could complement, enhance or expand our current business or product lines, or that might otherwise offer us growth opportunities.  We may have difficulty finding such opportunities or, if such opportunities are identified, we may not be able to complete such transactions for reasons including a failure to secure necessary financing.
Any transactions that we are able to identify and complete may involve a number of risks, including:
•	the diversion of our management's attention from our existing business to integrate the operations and personnel of the acquired or combined business or joint venture;
•	possible adverse effects on our operating results during the integration process;
•	substantial acquisition related expenses, which would reduce our net income, if any, in future years;
•	the loss of key employees and customers as a result of changes in management; and
•	our possible inability to achieve the intended objectives of the transaction.
Should we consummate such a transaction, we may not be able to successfully or profitably integrate, operate, maintain and manage our newly acquired operations or employees.  We may not be able to maintain uniform standards, controls, policies and procedures, and this may lead to operational inefficiencies.
In addition, emerging market conditions or evolving business dynamics may lead us to dispose of portions of our current operations, which could have the effect of reducing our current business or the product lines which we offer.
Our future rate of growth is highly dependent on the development and growth of the market for communications and network equipment.
In 2009, the majority of our revenues were derived from our wholly-owned subsidiary, MtronPTI, and its sales to manufacturers of communications and network infrastructure equipment, including indirect sales through distributors and contract manufacturers.  In 2010, MtronPTI expects a smaller but significant portion of its revenues to be derived from sales to these manufacturers.  Communications and network service providers have experienced periods of capacity shortage and periods of excess capacity.  In periods of excess capacity, communications systems and network operators cut purchases of capital equipment, including equipment that incorporates MtronPTI's products.  A slowdown in the manufacture and purchase of communications and network infrastructure equipment could substantially reduce MtronPTI's net sales and operating results and adversely affect our financial condition.  Moreover, if the market for communications or network infrastructure equipment fails to grow as expected, MtronPTI may be unable to maintain or grow its revenue.

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If we are unable to introduce innovative products, demand for our products may decrease.
Our future operating results are dependent upon the ability of our wholly-owned subsidiary, MtronPTI, to continually develop, introduce and market innovative products, to modify existing products, to respond to technological change and to customize some of its products to meet customer requirements.  There are numerous risks inherent in this process, including the risks that MtronPTI will be unable to anticipate the direction of technological change or that it will be unable to develop and market new products and applications in a timely or cost-effective manner to satisfy customer demand.
The business of our customers is cyclical.  A decline in demand in the electronic component industry may result in order cancellations and deferrals and lower average selling prices for our products.
Through our wholly-owned subsidiary, MtronPTI, we sell to industries that are subject to cyclical economic changes.  Our sales are principally sells to customers within the telecommunications, military and aerospace industries that produce products with an expected business life ranging from less than one year to more than 10 years depending on their application.
The electronic component industry in general, and specifically MtronPTI, has experienced a decline in product demand on a global basis, resulting in order cancellations and deferrals and lower average selling prices.  This trend may continue and may become more pronounced.
Our market is highly competitive, and we may lose business to larger and better-financed competitors.
Our market is highly competitive worldwide, with low transportation costs and few import barriers.  Through our wholly-owned subsidiary, MtronPTI, we compete principally on the basis of product quality and reliability, availability, customer service, technological innovation, timely delivery and price.  Within the industry in which we compete, competition has become increasingly concentrated and global in recent years.  MtronPTI's major competitors, some of which are larger, and potential competitors have substantially greater financial resources and more extensive engineering, manufacturing, marketing and customer support capabilities.
We are dependent on a single line of business.
We are currently dedicated to manufacturing and marketing custom designed highly engineered electronic components that are used primarily to control the frequency or timing of signals in electronic circuits, and we do not offer any other products.  Virtually all of our 2009 and 2010 revenues came from sales of frequency control devices, which consist of packaged quartz crystals, oscillator modules and electronic filters.  We expect that this product line will continue to account for substantially all of our revenues for the foreseeable future.
Given our reliance on this single line of business, any decline in demand for this product line or failure to achieve continued market acceptance of existing and new versions of this product line may harm our business and our financial condition.  Additionally, unfavorable market conditions affecting this line of business would likely have a disproportionate impact on us in comparison with certain competitors, who have more diversified operations and multiple lines of business.  Should this line of business fail to generate sufficient sales to support ongoing operations, there can be no assurance that we will be able to develop alternate business lines.
Our success depends on our ability to retain key management and technical personnel and attracting, retaining, and training new technical personnel.
Our future growth and success will depend in large part upon our ability to recruit highly skilled technical personnel, including engineers, and to retain our existing management and technical personnel.  The labor markets in which we operate are highly competitive and some of our operations are not located in highly populated areas.  As a result, we may not be able to recruit and retain key personnel.  Our failure to hire, retain or adequately train highly-skilled employees required for the operation of our business could hinder our ability to successfully develop marketable products or could have a negative impact on our performance.

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In addition, we depend on our senior executive officers and other key personnel to run our business.  We do not have long-term contracts with our key personnel.  The loss of any of these officers or other key personnel could adversely affect our operations.
Our backlog may not be indicative of future revenues.
The backlog of our wholly-owned subsidiary, MtronPTI, comprises orders that are subject to specific production release, orders under written contracts, oral and written orders from customers with which we have had long-standing relationships and written purchase orders from sales representatives.  Our customers may order components from multiple sources to ensure timely delivery when backlog is particularly long and may cancel or defer orders without significant penalty.  They may cancel orders when business is weak and inventories are excessive, a phenomenon that we previously experienced in the most recent preceding economic slowdown.  As a result, we cannot provide assurances as to the portion of backlogged orders to be filled in a given year, and our backlog as of any particular date may not be representative of actual revenues for any succeeding period.
We rely upon a limited number of contract manufacturers for a significant portion of its finished products, and a disruption in those relationships could have a negative impact on our revenues.
In 2009, approximately 10.9% of our revenue was attributable to finished products that were manufactured by an independent contract manufacturer located in both Korea and China (12.7% in 2008).  We expect this manufacturer to account for a smaller but substantial portion of our production in 2010 and a material portion of our revenues for the next several years.  We do not have a written, long-term supply contract with this manufacturer.  If this manufacturer becomes unable to provide products in the quantities needed, or at acceptable prices, we would have to identify and qualify acceptable replacement manufacturers or manufacture the products internally.  Due to specific product knowledge and process capability, we could encounter difficulties in locating, qualifying and entering into arrangements with replacement manufacturers.  As a result, a reduction in the production capability or financial viability of this manufacturer, or a termination of, or significant interruption in, our relationship with this manufacturer, may adversely affect our results of operations and our financial condition.
We purchase certain key components from single or limited sources and could lose sales if these sources fail to fulfill our needs.
If single source components were to become unavailable on satisfactory terms, and our wholly-owned subsidiary, MtronPTI, could not obtain comparable replacement components from other sources in a timely manner, our business, results of operations and financial condition could be harmed.  On occasion, one or more of the components used in our products have become unavailable, resulting in unanticipated redesign and related delays in shipments.  We cannot give assurance that similar delays will not occur in the future.  Our suppliers may be impacted by compliance with environmental regulations including Restriction of Hazardous Substances and Waste Electrical and Electronic Equipment, which could disrupt the supply of components or cause additional costs for MtronPTI to implement new components into its manufacturing process.
As a supplier to U.S. Government defense contractors, we are subject to a number of procurement regulations and other requirements and could be adversely affected by changes in regulations or any negative findings from a U.S. audit or investigation.
A number of the customers of our wholly-owned subsidiary, MtronPTI, are U.S. Government contractors.  As one of their suppliers, we must comply with significant procurement regulations and other requirements.  We also maintain registration under the International Traffic in Arms Regulations for all of our production facilities.  One of those production facilities must comply with additional requirements and regulations for its production processes and for selected personnel related to maintaining the security of classified information.  These requirements, although customary within these markets, increase our performance and compliance costs.  If any of these various requirements change, our costs of complying with them could increase and reduce our operating margins.

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We operate in a highly regulated environment and are routinely audited and reviewed by the U.S. Government and its agencies such as the Defense Contract Audit Agency (DCAA) and Defense Contract Management Agency (DCMA).  These agencies review our performance under our contracts, our cost structure and our compliance with applicable laws, regulations, and standards, as well as the adequacy of, and our compliance with, our internal control systems and policies.  Systems that are subject to review include our purchasing systems, billing systems, property management and control systems, cost estimating systems, compensation systems and management information systems.  Any costs found to be improperly allocated to a specific contract will not be reimbursed or must be refunded if already reimbursed.  If an audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspension, or prohibition from doing business as a supplier to contractors who sell products and services to the U.S. Government.  In addition, our reputation could be adversely affected if allegations of impropriety were made against us.
We, from time to time, may also be subject to U.S. Government investigations relating to our operations and are expected to perform in compliance with a vast array of federal laws, including the Truth in Negotiations Act, the False Claims Act, the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, and the Foreign Corrupt Practices Act.  We may be subject to reductions of the value of contracts, contract modifications or termination, and the assessment of penalties and fines, which could negatively impact our results of operations and financial condition, if we are found to have violated the law or are indicted or convicted for violations of federal laws related to government security regulations, employment practices or protection of the environment, or are found not to have acted responsibly as defined by the law.  Such convictions could also result in suspension or debarment from serving as a supplier to government contractors for some period of time.  Such convictions or actions could have a material adverse effect on us and our operating results.
Our products are complex and may contain errors or design flaws, which could be costly to correct.
When our wholly-owned subsidiary, MtronPTI, releases new products, or new versions of existing products, they may contain undetected or unresolved errors or defects.  The vast majority of MtronPTI's products are custom-designed for requirements of specific OEM systems.  The expected business life of these products ranges from less than one year to more than 10 years depending on the application.  Some of the customizations are modest changes to existing product designs while others are major product redesigns or new product platforms.
Despite testing, errors or defects may be found in new products or upgrades after the commencement of commercial shipments.  Undetected errors and design flaws have occurred in the past and could occur in the future.  These errors could result in delays, loss of market acceptance and sales, diversion of development resources, damage to our reputation, legal action by its customers, failure to attract new customers and increased service costs.
Communications and network infrastructure equipment manufacturers increasingly rely upon contract manufacturers, thereby diminishing our ability to sell its products directly to those equipment manufacturers.
There is a continuing trend among communications and network infrastructure equipment manufacturers to outsource the manufacturing of their equipment or components.  As a result, our ability to persuade these OEMs to utilize its products in customer designs could be reduced and, in the absence of a manufacturer's specification of products from our wholly-owned subsidiary, MtronPTI, the prices that can be charged for them may be subject to greater competition.
Our customers are significantly larger than us and may exert leverage that will not be in our best interest.
The majority of the sales made by our wholly-owned subsidiary, MtronPTI, are to companies that are many times its size.  This size differential may place MtronPTI at a disadvantage in negotiating contractual terms.  These terms include price, payment terms, product warranties and product consignment obligations.

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There is a growing trend among some of MtronPTI's larger customers that MtronPTI provide increased levels of warranty coverage.  Some of these changes would require MtronPTI to pay substantial financial penalties if the customer invokes the warranty provision.  These additional warranties may result in additional production costs to MtronPTI.  In addition, these new warranty provisions may place MtronPTI at a disadvantage in comparison to its competitors and may result in terms that are not in the best interest of MtronPTI.
Future changes in or the determination of environmental liability and compliance obligations of our past and present operating subsidiaries may increase costs and decrease profitability.
Our past and current operating subsidiaries, including Lynch Systems and MtronPTI's manufacturing operations, products, and/or product packaging have been and are subject to environmental laws and regulations governing air emissions, wastewater discharges, and the handling, disposal and remediation of hazardous substances, wastes and other chemicals.  In addition, more stringent environmental regulations may be enacted in the future, and we cannot presently determine the modifications, if any, in MtronPTI's operations that any future regulations might require, or the cost of compliance that would be associated with these regulations.
Environmental laws and regulations may cause us to change our manufacturing processes, redesign some of our products, and change components to eliminate some substances in MtronPTI's products in order to be able to continue to offer them for sale.
We have significant international operations and sales to customers outside of the United States that subjects us to certain business, economic and political risks.
We have office and manufacturing space in Noida, India.  Additionally, our 2009 and 2008 export sales (primarily to Malaysia and China) accounted for 50.4% of our 2009 consolidated revenues and 56.5% of our 2008 consolidated revenues.  We anticipate that sales to customers located outside of the United States will continue to be a significant part of our revenues for the foreseeable future.  Our international operations and sales to customers outside of the United States subject our operating results and financial condition to certain business, economic, political, health, regulatory and other risks, including:
•	political and economic instability in countries in which the products of our wholly-owned subsidiary, MtronPTI, are manufactured and sold;
•	expropriation or the imposition of government controls;
•	sanctions or restrictions on trade imposed by the United States government;
•	export license requirements;
•	trade restrictions;
•	currency controls or fluctuations in exchange rates;
•	high levels of inflation or deflation;
•	greater difficulty in collecting accounts receivable and longer payment cycles;
•	changes in labor conditions and difficulties in staffing and managing international operations; and
•	limitations on insurance coverage against geopolitical risks, natural disasters and business operations.

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Additionally, to date, very few of our international revenue and cost obligations have been denominated in foreign currencies.  As a result, changes in the value of the United States dollar relative to foreign currencies may affect our competitiveness in foreign markets.  We do not currently engage in foreign currency hedging activities, but may do so in the future to the extent that such obligations become more significant.
We use estimates and assumptions in accounting for our annual performance-based cash incentive bonus plan, which if actual results vary significantly from those estimates and assumptions, could affect operating results in future periods.
Determining the appropriate amount to account for our annual performance-based cash incentive bonus plan is based on our use of estimates and assumptions, which involves significant judgment.  If actual results vary significantly from those estimates and assumptions, amounts accrued in reporting periods throughout the year may not be sufficient, or future periods could be adversely affected by the amounts required to adequately recognize the related expense, which could have a significant effect on the operating results in those reporting periods.
Unanticipated changes in our tax provisions or exposure to additional income tax liabilities could affect our profitability.
We are subject to income taxes in the United States and several foreign jurisdictions.  Significant judgment is required in determining our worldwide provision for income taxes.  In the ordinary course of business, there are many transactions and calculations where the ultimate tax determination is uncertain.  Furthermore, changes in domestic or foreign income tax laws and regulations, or their interpretation, could result in higher or lower income tax rates assessed or changes in the taxability of certain sales or the deductibility of certain expenses, thereby affecting our income tax expense and profitability.  The final determination of any tax audits or related litigation could be materially different from our historical income tax provisions and accruals.  Additionally, changes in the effective tax rate as a result of a change in the mix of earnings in countries with differing statutory tax rates, changes in our overall profitability, changes in tax legislation, changes in the valuation of deferred tax assets and liabilities, the results of audits and the examination of previously filed tax returns by taxing authorities and continuing assessments of our tax exposures could impact our tax liabilities and affect our income tax expense and profitability.
Ineffective internal controls over financial reporting may harm our business in the future.
We are subject to certain of the ongoing internal control provisions of Section 404 of the Sarbanes-Oxley Act of 2002 ("the Act").  Our controls necessary for continued compliance with the Act may not operate effectively at all times and may result in a material weakness.  The identification of material weaknesses in internal control over financial reporting, if any, could indicate a lack of proper controls to generate accurate financial statements.  Further, our internal control effectiveness may be impacted if we are unable to retain sufficient skilled finance and accounting personnel, especially in light of the increased demand for such personnel among publicly traded companies.
FORWARD-LOOKING STATEMENTS
Information included or incorporated by reference in this prospectus may contain forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or the negative of these words or other variations on these words or comparable terminology,  as they relate to future periods.
Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company's efforts to grow revenue, the Company's expectations regarding fulfillment of backlog, the results of introduction of a new product line, future benefits to operating margins and the adequacy of the Company's cash resources.
Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  As forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  They are neither statements of historical fact nor guarantees of assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include national and global economic, business, competitive, market and regulatory conditions and the factors described under "Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

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Further, we do not undertake any obligation to publicly update any forward-looking statements.  As a result, you should not place undue reliance on these forward-looking statements.
DESCRIPTION OF CAPITAL STOCK
General
This prospectus describes the general terms of our common stock and other securities we may issue.  For a more detailed description of these securities, you should read the applicable provisions of Delaware law and our Certificate of Incorporation and By-laws.  When we offer to sell a particular class or series of these securities, we will describe the specific terms of the class or series in a supplement to this prospectus.  Accordingly, for a description of the terms of any series of securities, you must refer to both the prospectus supplement relating to that series and the description of the securities contained in this prospectus.  To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.
Under our Certificate of Incorporation, the total number of shares of all classes of stock that we have authority to issue is 10,000,000, consisting entirely of shares of our common stock.  As of September 30, 2010, there were 2,250,373 shares of common stock outstanding.
The description of our capital stock is qualified by reference to our Certificate of Incorporation and our By-laws, which are incorporated by reference as exhibits into the Registration Statement of which this prospectus is part.
Common Stock
Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of common stock are entitled to receive such dividends, if any, as may from time to time be declared by our Board of Directors out of funds legally available therefor.  Under our Certificate of Incorporation, holders of common stock are entitled to one vote per share, and are entitled to vote upon such matters and in such manner as may be provided by law.  Holders of common stock have no preemptive, conversion, redemption or sinking fund rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to liquidation, holders of common stock, upon the liquidation, dissolution or winding up of the company, are entitled to share equally and ratably in the assets of our company.  The outstanding shares of common stock are, and the shares of common stock to be offered hereby when issued will be, fully paid and nonassessable.  The rights, preferences and privileges of holders of common stock are subject to any series of preferred stock that we may authorize and issue in the future.
Transfer Agent and Registrar
Mellon Investors Services LLC has been appointed as the transfer agent and registrar for our common stock.
DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of common stock.  We may issue warrants independently or together with any other securities offered by any prospectus supplement and may be attached to or separate from the other offered securities.  Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent.  The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants.

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Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement.
The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:
•	the title of the warrants;
•	the aggregate number of the warrants;
•	the price or prices at which the warrants will be issued;
•	the number of shares of common stock purchasable upon exercise of the warrants;
•	the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;
•	the date, if any, on and after which the warrants and the related common stock will be separately transferable;
•	the price at which each share of common stock purchasable upon exercise of the warrants may be purchased;
•	the date on which the right to exercise the warrants will commence and the date on which that right will expire;
•	the minimum or maximum amount of the warrants that may be exercised at any one time;
•	a discussion of certain Federal income tax considerations; and
•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.
DESCRIPTION OF UNITS
We may issue units comprising common stock and warrants in any combination, from time to time.  Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit.  Thus, the holder of a unit will have the rights and obligations of a holder of each included security.  The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
 The applicable prospectus supplement will describe:
•    the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•    any unit agreement under which the units will be issued; and
•    any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

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USE OF PROCEEDS
The net proceeds of this offering will be used for working capital and other general corporate purposes.  Such purposes may include research and development expenditures and capital expenditures.  As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering.  We will set forth in the applicable prospectus supplement our intended use for the net proceeds received from the sale of the related securities.  Accordingly, we will retain broad discretion over the use of such proceeds.  Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.
ANTITAKEOVER EFFECTS OF DELAWARE LAW
Section 203 of the Delaware General Corporation Law, or the DGCL, provides that, subject to certain exceptions specified therein, an "interested stockholder" of a Delaware corporation may not engage in any business combination with the corporation for a three-year period following the time that such stockholder becomes an "interested stockholder" unless (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an "interested stockholder", (2) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain shares), or (3) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the "interested stockholder." Except as otherwise specified in Section 203, an "interested stockholder" is defined to include (1) any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date and (2) the affiliates and associates of any such person.  Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder.  Our certificate of incorporation does not exclude us from the restrictions imposed under Section 203.  The provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder.  These provisions also may have the effect of preventing changes in our management.  It is possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
Market for Common Equity
Our common stock is traded on NYSE Amex, formerly known as the American Stock Exchange, under the symbol "LGL."  Based upon information furnished by our transfer agent, at September 30, 2010, we had approximately 660 holders of record of our common stock.  The following table sets forth the high and low sales prices for our common stock for the periods indicated as reported by NYSE Amex:
Fiscal Year 2010	High	Low
First Quarter	$6.90	$3.29
Second Quarter	14.20	5.55
Third Quarter	23.79	10.19
Fourth Quarter (through October 22, 2010)	34.71	22.12

Fiscal Year 2009	High	Low
First Quarter	$2.28	$1.18
Second Quarter	4.50	1.70
Third Quarter	3.97	2.59
Fourth Quarter	3.75	2.30

Fiscal Year 2008	High	Low
First Quarter	$13.90	$6.20
Second Quarter	8.75	6.50
Third Quarter	8.40	5.00
Fourth Quarter	5.10	1.00

Dividend Policy
The Board of Directors has adopted a policy of not paying cash dividends.  This policy takes into account the long-term growth objectives of the Company, especially its acquisition program, stockholders' desire for capital appreciation of their holdings and the current tax law disincentives for corporate dividend distributions.  In addition, the Company's current credit agreements limit the subsidiaries' ability to pay dividends and under such provisions, the Company currently cannot pay any dividends.  Accordingly, no cash dividends have been paid since January 30, 1989, and none are expected to be paid for the foreseeable future.
Equity Compensation Plan Information
The following table provides information as of December 31, 2009 about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans (including individual arrangements):
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	20,000	$13.17	481,700
Equity compensation plans not approved by security holders	--	--	--
Total	20,000	$13.17	481,700

(1)
Our 2001 Equity Incentive Plan was originally approved by our stockholders on May 2, 2002, and an amendment to the 2001 Equity Incentive Plan was approved by our stockholders on May 26, 2005.  600,000 shares of our common stock were authorized for issuance under the 2001 Equity Incentive Plan, as amended.

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PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:
•	directly to investors, including through a specific bidding, auction or other process;
•	to investors through agents;
•	directly to agents;
•	to or through brokers or dealers;
•	to the public through underwriting syndicates led by one or more managing underwriters;
•	to one or more underwriters acting alone for resale to investors or to the public; or
•	through a combination of any such methods of sale.
We may also sell the securities offered by this prospectus in "at the market offerings" within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.
A prospectus supplement accompanying this prospectus will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:
•	the name or names of any underwriters, dealers or agents;
•	the purchase price of the securities and the proceeds to us from the sale;
•	any over-allotment options under which the underwriters may purchase additional securities from us;
•	any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;
•	any public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; or
•	any securities exchange or market on which the securities offered in the prospectus supplement may be listed.
Only those underwriters identified in such prospectus supplement would be deemed to be underwriters in connection with securities offered by the applicable prospectus supplement.  Any underwritten offering may be on a best efforts or a firm commitment basis.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies.  The common stock may be sold through a rights offering.
In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from purchasers for whom they may act as agent.  Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

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The prospectus supplement accompanying this prospectus in respect of an offering will include information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the offering, and any discounts, concessions or commissions which underwriters allow to dealers.  Underwriters, dealers and agents participating in the distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act.  Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
Unless otherwise specified in the accompanying prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of our common stock, which are listed on NYSE Amex.  Any common stock sold pursuant to a prospectus supplement will be listed on NYSE Amex, subject to official notice of issuance.  No assurance can be given as to the liquidity of, or the trading market for, any offered securities.
In connection with an offering, the underwriters may purchase and sell the securities in the open market.  These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales.  Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering.  Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.  The underwriters also may impose a penalty bid.  This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased the securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.  These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities.
As a result, the price of the securities may be higher than the price that otherwise might exist in the open market.  If these activities are commenced, they may be discontinued by the underwriters at any time.  Underwriters may engage in over-allotment.  If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.
Underwriters, dealers or agents that participate in the offer of the securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.
Any underwriters who are specialists on NYSE Amex may engage in passive market making transactions in the securities on NYSE Amex in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities.  Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers.  In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.  Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.
In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum compensation to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered under this prospectus and any applicable prospectus supplement.
The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

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LEGAL MATTERS
Certain legal matters with respect to the securities will be passed upon for us by Olshan Grundman Frome Rosenzweig & Wolosky LLP, New York, New York.
EXPERTS
The consolidated financial statements of our company as of December 31, 2009 and 2008 and for the years then ended, incorporated by reference in this prospectus, have been so incorporated in reliance upon the report of J.H. Cohn LLP, independent registered public accountants, given upon its authority as experts in accounting and auditing.
INCORPORATION BY REFERENCE
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The SEC allows us to incorporate by reference information contained in documents we file with it, which means that we can disclose important information to you by referring you to those documents already on file with the SEC that contain that information.  The information incorporated by reference is considered to be part of this prospectus.  The following documents, which have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2009;
•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010 and June 30, 2010; and
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our Current Reports on Form 8-K, filed with the SEC on January 7, 2010, February 4, 2010, March 30, 2010, May 18, 2010, May 25, 2010, August 5, 2010, August 13, 2010, August 16, 2010, August 17, 2010, September 23, 2010, October 4, 2010 and October 13, 2010.

In addition, we also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the termination of the offering.  The information contained in these future filings will automatically update and supersede the information contained in this prospectus or incorporated by reference to any previously filed document.
You may request copies of the documents incorporated by reference in this prospectus, at no cost, by writing or telephoning us at:
The LGL Group, Inc.
2525 Shader Road
Orlando, Florida  32804
407-298-2000
Attention: Corporate Secretary
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the Commission a registration statement on Form S-3 (including exhibits) under the Securities Act, with respect to the shares to be sold in this offering.  This prospectus does not contain all the information set forth in the registration statement.  For further information with respect to our company and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits filed thereto.  With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.
We file periodic reports, proxy statements and other information with the SEC.  Our filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC's Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.